BYLAWS
OF
RSR DEVELOPMENT CORP.

ARTICLE I
SHAREHOLDERS

Section 1. Annual Meeting. An annual meeting shall be held once each calendar year for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. The annual meeting shall be held at the time and place designated by the Board of Directors from time to time.

Section 2. Special Meetings. Special meetings of the shareholders maybe be requested by the Presidents, the Board of Directors, or the holders of a majority of the outstanding voting shares.

Section 3. Notice. Written notice of all shareholder meetings shall be provided under this section or as otherwise required by law. The Notice shall state the place, date, and hour of meeting, and if for a special meeting, the purpose of the meeting. Such notice shall be mailed to all shareholders of record at the address shown on the corporate books, at least l0 days prior to the meeting. Such notice shall be deemed effective when deposited in ordinary U.S. mail, properly addressed, with postage prepaid.

Section 4. Place of Meeting. Shareholders' meetings shall be held at the corporation's principal place of business unless otherwise stated in the notice.

Section 5. Quorum. A majority of the outstanding voting shares, whether represented in person or by proxy, shall constitute a quorum at a shareholders' meeting. In the absence of a quorum, a majority of the represented shares may adjourn the meeting to another time without further notice. lf a quorum is represented at an adjoumed meeting, any business may be transacted that might have been transacted at the meeting as originally scheduled. The shareholders present at a meeting represented by a quorum may continue to transact business until adjoumment, even if the withdrawal of some shareholders results in representation of less than a quorum.

Section 6. Informal Action. Any action required to be taken, or which may be taken, at a shareholders meeting, may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the shareholders who own all of the shares entitled to vote with respect to the subject matter of the vote.

ARTICLE II
DIRECTORS

Section 1. Number of Directors. The corporation shall be managed by a Board of'
Directors consisting of Up To Three (3) director(s).

Section 2. Election and Term of Office. The directors shall be elected at the annual shareholders' meeting. Each director shall serve a term of One (1) year year(s), or until a successor has been elected and qualified.

Section 3. Quorum. A majority of directors shall constitute a quorum.

Section 4. Adverse Interest. In the detennination of a quorum of the directors, or in voting, the adverse interest of a director shall not disqualify the director or invalidate his or her vote.

Section 5. Regular Meeting. An annual meeting shall be held, without notice, immediately following and at the same place as the annual meeting of the shareholders.
The Board of Directors may provide, by resolution, for additional regular meetings without notice other than the notice provided by the resolution.

Section 6. Special Meeting. Special meetings may be requested by the President, Vice-
President, Secretary, or any two directors by providing five days' written notice by ordinary United States mail, effective when mailed.

Section 7. Informal Action. Any action required to be taken at a meeting of directors, or any action which may be taken at a meeting of directors or of a committee of directors, may be taken without a meeting if a consent in writing setting forth the action so taken, is signed by all ofthe directors or all ofthe members ofthe committee of directors, as the case may be.

Section 8. Removal / Vacancies. A director shall be subject to removal, with or without cause, at a meeting of the shareholders called for that purpose. Any vacancy that occurs on the Board of Directors, whether by death, resignation, removal or any other cause, may be filled by the remaining directors. A director elected to fill a vacancy shall serve the remaining term of his or her predecessor, or until a successor has been elected and qualified.

Section 9. Committees. To the extent permitted by law, the Board of Directors may appoint from its members a committee or committees, temporary or permanent, and designate the duties, powers and authorities of such committees.

ARTICLE III
OFFICERS

Section 1. Number of Officers. The officers of the corporation shall be a President, one or more Vice-Presidents (as determined by the Board of Directors), a Secretary, and a
Treasurer. Two or more offices may be held by one person.

Section 2. Election and Term of Office. The officers shall be elected annually bythe
Board of Directors at the first meeting of the Board of Directors following the annual meeting of the shareholders., Each officer shall serve a one year tenn or until a successor has been elected and qualified.

Section 3. Removal or Vacancy. The Board of Directors shall have the power to remove an officer or agent of the corporation. Any vacancy that occurs for any reason may be filled by the Board of Directors.

ARTICLE IV
CORPORATE SEAL, EXECUTION OF INSTRUMENTS

The corporation shall not have a corporate seal. All instruments that are executed on behalf ofthe corporation which are acknowledged and which affect an interest in real estate shall be executed by the President or any Vice-
President and the Secretary or
Treasurer. All other instruments executed by the corporation, including a release of mortgage or lien, may be executed by the President or any Vice-President.
Notwithstanding the preceding provisions of this section, any written instrument may be executed by any officer(s) or agent(s) that are specifically designated by resolution of the Board of Directors.

ARTICLE V
AMENDMENT TO BYLAWS

The bylaws may be amended, altered, or repealed by the Board of Directors or the shareholders by a majority of a quorum vote at any regular or special meeting; provided however, that the shareholders may from time to time specify particular provisions of the bylaws which shall not be amended or repealed by the Board of Directors.

ARTICLE VI
INDEMNIFICATION

Any director or officer who is involved in litigation by reason of his or her position as a director or officer of this corporation shall be indemnified and held harmless by the corporation to the fullest extent authorized by law as it now exists or may subsequently be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights).

ARTICLE VII
STOCK CERTIFICATES

The corporation may issue shares of the corporation's stock without certificates. Within a reasonable time after the issue or transfer of shares without certificates, the corporation shall send the shareholder a written statement of the information that is required by law to be on the certificates. Upon written request to the corporate secretary by a holder of such shares, the secretary shall provide a certificate in the form prescribed by the directors.



Certification

I certify that the foregoing is a true and correct copy of the bylaws of the above-named corporation, duly adopted by the initial Board of Directors on April 18, 20ll.



	___/S/________________________
      Rudolph Southwell,
Secretary